Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated January 24, 2003 (except for Note 10 as to which the date is February 21, 2003) accompanying the consolidated financial statements incorporated by reference in the Annual Report of Brookline Bancorp, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement of Brookline Bancorp, Inc. and subsidiaries on Form S-8 (File No. 333-80875, effective June 17, 1999).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 9, 2005